Exhibit 99.1

News Release

Media Contacts:	Steven Campanini	Investor Contacts:	Alex Kelly
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	David Caouette		Joe Romanelli
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Merck Announces Third-Quarter 2010 Financial Results

•	Non-GAAP EPS of $0.85, Excluding Certain Items; GAAP EPS of $0.11, for the Quarter

•	Strong Sales of Key Pharmaceutical Products; Solid Performance by Consumer Care and Animal Health Units

•	New Product Launches and Progressing Pipeline Drive Business Momentum

•	On Track to Meet Synergy Target of $3.5 Billion in Annual Savings by End of 2012

•	Raised Lower End of 2010 Non-GAAP EPS Target Range Due to Solid Year-to-Date Performance; Long-Term Non-GAAP EPS Growth Rate Target Reaffirmed

WHITEHOUSE STATION, N.J., Oct. 29, 2010 – Merck & Co., Inc. (NYSE: MRK) today announced financial results for the third quarter of 2010. The company reported non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the third quarter of $0.85, which excludes purchase accounting adjustments, restructuring costs, merger-related expenses and a $950 million legal reserve. Third-quarter GAAP EPS was $0.11.

Worldwide sales for the third quarter of 2010 were $11.1 billion. Net income1 for the third quarter was $342 million.

For the first nine months of 2010, worldwide sales were $33.9 billion and net income was $1.4 billion.

A reconciliation of EPS as reported in accordance with GAAP to EPS, excluding certain items, is provided in the table that follows. The third quarter and year-to-date 2009 results below reflect legacy Merck on a stand-alone basis.

[1]	Net income attributable to Merck & Co., Inc.

	Quarter Ended Sept. 30		Nine Months Ended Sept. 30
	2010	2009	2010	2009
GAAP EPS	$0.11	$1.61	$0.44	$3.03
EPS impact of items*	0.74	(0.71)	2.10	(0.56)

Non-GAAP EPS that excludes certain items listed below[2]	$0.85	$0.90	$2.54	$2.47

* Amount calculated as follows (in millions except per share amounts)	Third- Quarter 2010	Third- Quarter 2009	Nine Months Ended Sept. 30, 2010	Nine Months Ended Sept. 30, 2009
Purchase accounting adjustments	$1,540	$—	$5,576	$—
Merger restructuring program	384	—	1,497	—
Costs related to other restructuring programs	3	117	135	484
Merger-related costs	64	144	235	257
Legal reserve	950	—	950	—
Gain on AstraZeneca’s asset option exercise	—	—	(443)	—
Gain from sale of interest in Merial	—	(2,763)	—	(2,763)
Net decrease (increase) in income before taxes	2,941	(2,502)	7,950	(2,022)
Income tax (benefit) expense[3]	(638)	986	(1,383)	848
Decrease (increase) in net income	$2,303	$(1,516)	$6,567	$(1,174)
EPS impact of items	$0.74	$(0.71)	$2.10	$(0.56)

[2]

Merck is providing information on 2010 and 2009 non-GAAP earnings per share that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, earnings per share prepared in accordance with GAAP. For a description of the items, see Tables 2a and 2b, including the related footnotes, attached to this release.

[3]

Includes an estimated income tax (benefit) expense on the reconciling items. In addition, amounts for the three and nine months ended September 30, 2010 include a $380 million tax benefit from changes in a foreign entity’s tax rate, which resulted in a reduction in deferred tax liabilities on product intangibles recorded in conjunction with the merger. The amount for the nine months ended September 30, 2010 also reflects a $147 million tax charge related to U.S. health care reform legislation.

“We are pleased with the third quarter as well as our overall execution during Merck’s first year as a combined company following the merger,” said Richard T. Clark, chairman and chief executive officer. “Our key products are performing well, and at the same time we are launching new products, advancing our robust R&D pipeline and achieving our important merger synergies. One year later, Merck is a much stronger, unified organization that is well-positioned for the future.”

Select Business Highlights

•

New four-year data on odanacatib, the company’s investigational treatment for osteoporosis in post-menopausal women, was presented last week at the American Society for Bone and Mineral Research annual meeting. Clinical and preclinical studies continue to provide data on the potential of odanacatib to increase bone density, cortical thickness and bone strength when treating osteoporosis.

•

Also, full data results for two pivotal late-stage studies for boceprevir, for the treatment of hepatitis C, will be presented Nov. 1 and 2 at the annual meeting of the American Association for the Study of Liver Disease.

•

Safety and efficacy data from the DEFINE study for anacetrapib for the treatment of atherosclerosis will be presented in a late-breaker presentation on Nov. 17, at the American Heart Association’s Scientific Sessions.

•

In the quarter, the company also launched three new medicines: the intravenous (IV) formulation of BRINAVESS (vernakalant) for the treatment of atrial fibrillation in adults in the European Union (EU), Iceland and Norway; DULERA (mometasone furoate and formoterol fumarate dihydrate) for the treatment of asthma in the United States; and DAXAS (roflumilast) for the treatment of symptomatic COPD in Canada and certain European markets, through a partnership.

•	The company is making progress growing its business in emerging markets, with 18 percent of sales from human health pharmaceuticals and vaccines coming from these markets in the quarter.

•	Merck continues to secure strategic research and development collaborations, including agreements this quarter with Alectos Therapeutics and NicOx, to develop targeting technologies for new compounds. In addition, the company signed an agreement to allow Lundbeck to distribute SYCREST (asenapine), Merck’s treatment for bipolar disorder, in all markets outside the United States, China and Japan.

•

Merck’s subsidiary, Schering-Plough (Ireland) Company and Centocor Ortho Biotech Inc., a Johnson & Johnson subsidiary, have concluded the arbitration hearing regarding Remicade and Simponi, and will file post-hearing briefs and present arguments to the arbitration panel in late December. Merck anticipates a decision in 2011.

Third-Quarter Financial Results

The following supplemental combined third-quarter 2009 non-GAAP sales are adjusted to reflect a full quarter of legacy Merck and legacy Schering-Plough combined results. This supplemental information is provided to enhance investors’ understanding of the company’s products and overall business performance and should be considered in addition to, but not in lieu of, sales recorded in accordance with GAAP.

	GAAP 3Q10	GAAP 3Q09	Adj. 3Q09	Supp. Comb. Non- GAAP 3Q09
Total Sales	$11,125	$6,050	$5,481	$11,531
Human Health[4]	9,660	5,676	4,425	10,101
Animal Health	687	—	664	664
Consumer Care[4]	291	—	283	283
Other Revenues[5]	487	374	109	483

The third quarter 2010 results discussed below reflect the performance of the combined company. The increases noted in quarterly comparisons are largely due to the inclusion of legacy Schering-Plough operations in 2010 results, but not in 2009 results.

[4]	Human Health includes worldwide prescription pharmaceutical sales and consumer product sales excluding the U.S. and Canada. Consumer Care includes U.S. and Canada consumer product sales.
[5]

Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales. Revenue from AstraZeneca LP recorded by Merck was $345 million in the third quarter of 2010.

Materials and production costs were $4.2 billion for the third quarter of 2010, compared to $1.4 billion for the third quarter of 2009. The third quarter of 2010 includes $1.4 billion of costs related to the amortization of intangible assets and purchase accounting adjustments to inventories as a result of the merger. The third quarters of 2010 and 2009 include $44 million and $27 million, respectively, for costs associated with restructuring programs. The gross margin was 62.3 percent for the third quarter of 2010, reflecting a 12.6 percentage point unfavorable impact from the purchase accounting adjustments and restructuring costs noted above.

Marketing and administrative expenses were $3.2 billion for the third quarter of 2010, which include $130 million of restructuring costs and $64 million of merger-related costs. Marketing and administrative costs were $1.7 billion for the third quarter of 2009. Costs for the third quarter of 2009 include $56 million of merger-related expenses.

Research and development expenses were $2.3 billion for the third quarter of 2010, which include $189 million for in-process research and development impairments and $163 million for restructuring activities. Expenses for 2009 were $1.3 billion for the quarter, which include $48 million of costs for restructuring activities.

Restructuring costs, primarily related to employee separations, were $50 million for the third quarter of 2010 compared with $42 million for the third quarter of 2009.

Total overall costs associated with the company’s global restructuring programs included in materials and production, marketing and administrative, research and development, and restructuring costs were $387 million and $117 million for the third quarters of 2010 and 2009, respectively, primarily comprised of employee separation costs and accelerated depreciation.

Equity income from affiliates was $236 million in the third quarter of 2010. Equity income from affiliates no longer reflects any contribution from the Merck/Schering-Plough partnership or from Merial Limited.

Other (income) expense was $1.1 billion of expense in the third quarter of 2010, which includes the unfavorable impact of a $950 million legal reserve, compared with $2.8 billion of income in the third quarter of 2009, which included the gain on the sale of Merck’s interest in Merial Limited. The company has established the legal reserve in connection with an anticipated resolution of the previously disclosed investigation by the U.S. Attorney’s Office for the District of Massachusetts related to VIOXX. Merck’s discussions with the government are ongoing. Until they are concluded, there can be no certainty about a definitive resolution.

The GAAP effective tax rate of 25.3 percent for the third quarter of 2010 reflects the impact of the legal reserve referred to above, restructuring costs and purchase accounting adjustments. It also includes a $380 million tax benefit from changes in a foreign entity’s tax rate that became effective in the third quarter, resulting in a reduction in deferred tax liabilities on product intangibles recorded in conjunction with the merger. The non-GAAP effective tax rate, which excludes all these items, was 22.2 percent for the quarter.

Financial Targets

For 2010, Merck raised the lower end of the non-GAAP EPS range and is now targeting a range of $3.31 to $3.39, excluding certain items, and a 2010 GAAP EPS range of $0.66 to $0.97. The 2010 non-GAAP range excludes purchase accounting adjustments, restructuring and merger-related costs, the first-quarter tax charge related to U.S. health care reform legislation, the second-quarter gain on AstraZeneca’s asset option exercise, and the third-quarter $950 million legal reserve. EPS and other financial targets for 2010 assume that Merck will retain full rights to REMICADE and SIMPONI in the applicable markets.

A reconciliation of anticipated 2010 EPS as reported in accordance with GAAP to non-GAAP EPS that excludes certain items is provided in the table that follows:

Full-Year 2010
GAAP EPS	$0.66 to $0.97
EPS impact of items*	$2.65 to $2.42
Non-GAAP EPS that excludes certain items listed below	$3.31 to $3.39

* Amount calculated as follows (in millions except per share amounts)	Full-Year 2010
Purchase accounting adjustments	$7,000 to $6,500
Costs related to restructuring programs	2,000 to 1,700
Merger-related costs	350 to 250
Legal reserve	950
Gain on AstraZeneca’s asset option exercise	(443)
Net decrease (increase) in income before taxes	9,857 to 8,957
Income tax (benefit) expense[6]	(1,593) to (1,423)
Decrease (increase) in net income	$8,264 to $7,534
EPS impact of items	$2.65 to $2.42

[6]

Represents an estimated income tax (benefit) expense on the reconciling items, as well as a $380 million tax benefit from changes in foreign entity’s tax rate and a $147 million tax charge related to U.S. health care reform.

Merck said it expects full-year 2010 revenue to be between $45.4 billion and $46.1 billion, including the impact of U.S. health care reform legislation. For the full year 2010, the increased Medicaid rebates (including Managed Medicaid) and other impacts are expected to reduce revenue by approximately $170 million, which includes a third-quarter 2010 impact of approximately $43 million and $120 million for the first nine months of 2010.

Non-GAAP research and development expense, which excludes joint ventures, is anticipated to be approximately $8.2 billion to $8.6 billion for the full year of 2010. This target excludes the portion of the restructuring costs and any in-process R&D impairment charges included in research and development expense for 2010.

Merck continues to estimate that its consolidated non-GAAP 2010 tax rate will be approximately 22 percent to 24 percent.

Merck continues to target a high single-digit non-GAAP EPS compound annual growth rate for the combined company from 2009 to 2013 when compared to Merck’s 2009 non-GAAP EPS. As the company has previously said, the longer-term target is applicable regardless of the assumptions made for the REMICADE and SIMPONI business.

Product Performance – Human Health

The sales figures discussed below for legacy Schering-Plough products are reported on a GAAP basis, which represents sales for the third quarter of 2010 only.

Bone, Respiratory, Immunology and Dermatology

Worldwide sales of SINGULAIR (montelukast sodium), a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, were $1.2 billion for the third quarter of 2010, an increase of 12 percent compared with the third quarter of 2009.

Global sales of NASONEX (mometasone furoate monohydrate), nasal spray, an inhaled nasal corticosteroid for the treatment of nasal allergy symptoms, were $259 million for the third quarter of 2010.

Sales of REMICADE (infliximab) were $661 million for the third quarter of 2010. REMICADE is a treatment for inflammatory diseases which is marketed by Merck in countries outside the United States (except in Japan and certain other Asian markets). In addition, SIMPONI (golimumab), a once-monthly, subcutaneous treatment for certain inflammatory diseases, has been launched in 18 countries, and launches in other international markets are planned.

Cardiovascular

Global sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin) were $571 million and $485 million, respectively, for the third quarter of 2010. Combined global sales of ZETIA and VYTORIN were $1.1 billion for the third quarter of 2010.

Diabetes and Obesity

JANUVIA (sitagliptin), Merck’s DPP-4 inhibitor for the treatment of type 2 diabetes, recorded worldwide sales of $600 million during the third quarter of 2010, representing a 22 percent increase compared with the same quarter in 2009. JANUMET (sitagliptin/metformin hydrochloride), a single tablet that targets all three key defects of type 2 diabetes, achieved worldwide sales of $247 million during the quarter, an increase of 43 percent compared with the third quarter 2009. The JANUVIA/JANUMET combined franchise had sales of $847 million during the third quarter of 2010, an increase of 28 percent compared to the same quarter in 2009.

Infectious Disease

ISENTRESS (raltegravir), an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, reported worldwide sales of $278 million for the third quarter of 2010, an increase of 41 percent compared with the third quarter of 2009.

Worldwide sales of PEGINTRON (peginterferon alfa-2b) for chronic hepatitis C were $168 million for the third quarter of 2010.

Diversified Brands

Merck’s diversified brands are human health pharmaceutical products that are approaching the expiration of their marketing exclusivity or are no longer protected by patents in developed markets, but continue to be a core part of the company’s offering in other markets around the world.

Global sales of Merck’s antihypertensive medicines, COZAAR (losartan potassium) and HYZAAR7 (losartan potassium and hydrochlorothiazide), were $423 million for the third quarter of 2010, representing a 51 percent decrease compared with the third quarter of 2009. The company continues to experience a decline in COZAAR/HYZAAR sales since these medicines have lost marketing exclusivity in the United States and in major European markets.

[7]	COZAAR and HYZAAR are registered trademarks of E.I. duPont de Nemours and Company, Wilmington, Del.

Neuroscience and Ophthalmology

Global sales of MAXALT (rizatriptan benzoate), Merck’s tablet for the treatment of acute migraine, were $133 million for the third quarter of 2010, an 8 percent decrease from the same quarter last year.

Oncology

Sales of TEMODAR (temozolomide), a treatment for certain types of brain tumors, were $254 million for the third quarter of 2010.

Sales of CAELYX (pegylated liposomal doxorubicin hydrochloride) for the treatment of ovarian cancer, metastatic breast cancer and Kaposi’s sarcoma, were $70 million for the third quarter of 2010. As previously disclosed, marketing rights for CAELYX will transition to Johnson & Johnson as of Dec. 31, 2010.

Vaccines 8

Total sales as recorded by Merck of its cervical cancer vaccine, GARDASIL (human papillomavirus (HPV) quadrivalent (types 6, 11, 16, 18) vaccine, recombinant), were $316 million for the third quarter of 2010, a 2 percent increase from the same quarter in 2009. Sales, in part, benefited from the timing of certain public sector sales.

Worldwide sales of Merck’s other viral vaccines, which include VARIVAX (varicella virus vaccine live), M-M-R II (measles, mumps and rubella virus vaccine live) and PROQUAD (measles, mumps, rubella and varicella virus vaccine live), as recorded by Merck, were $434 million for the third quarter of 2010, a decrease of 6 percent compared with the same period a year earlier.

ZOSTAVAX (zoster vaccine live), the company’s vaccine to help prevent shingles (herpes zoster), recorded sales of $23 million for the third quarter of 2010 compared with $84 million for the third quarter of 2009. Sales during the quarter were limited by continuing supply constraints.

Women’s Health and Endocrine

Global sales of NUVARING (etonogestrel/ethinyl estradiol vaginal ring), a contraceptive product, were $134 million for the third quarter of 2010.

Sales of FOLLISTIM/PUREGON (follitropin beta injection), a fertility treatment, were $119 million for the third quarter of 2010.

[8]	Vaccines in most major European markets are sold through the company’s joint venture, Sanofi Pasteur MSD, and the results from the company’s interest in the joint venture are recorded in equity income from affiliates.

Product Performance — Animal Health

Animal Health sales totaled $687 million for the third quarter of 2010, reflecting continued solid performance among poultry, swine and aquatic products. Animal Health includes pharmaceutical and vaccine products for the prevention, treatment and control of disease in all major farm and companion animal species. Merck’s Animal Health business is subject to a proposed joint venture with sanofi-aventis which the company expects to close in the first quarter of 2011.

Product Performance — Consumer Care

Consumer Care sales were $291 million for the third quarter of 2010, which reflect continued strong performance of a number of key brands including DR. SCHOLL’s, CLARITIN and COPPERTONE. Consumer Care includes footcare and suncare consumer products, and a variety of over-the-counter medicines.

Total Employees

As of Sept. 30, Merck had approximately 93,000 employees worldwide.

Explanatory Note

Supplemental combined non-GAAP sales are provided in the attached schedules at the end of this news release to reflect the revenues of the company’s product sales on a comparable basis to periods prior to the merger. Merck has defined supplemental combined non-GAAP sales as GAAP sales adjusted to reflect a full quarter of Merck and Schering-Plough performance as if the merger closed at the beginning of the periods indicated in the applicable table. This supplemental information is provided to enhance investors’ understanding of the company’s products and overall business performance. This information should be considered in addition to, but not in lieu of, sales recorded in accordance with GAAP. Supplemental combined non-GAAP sales are available in Tables 3 and 3a as part of this news release, and additional information is included in the 8-K filing today.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s third-quarter earnings conference call today at 8:00 a.m. EDT by visiting Merck’s Web site, www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to listen in on the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the webcast will be available starting at 11 a.m. EDT today through 5 p.m. EDT on Nov. 6. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID No. 11269659.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships that donate and deliver our products to the people who need them. For more information, visit www.merck.com.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period; the impact of pharmaceutical industry regulation and health care legislation; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; Merck’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2009 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

# # #

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS-GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP		% Change	GAAP		% Change
	3Q10	3Q09		YTD 2010	YTD 2009
Sales	$11,124.9	$6,049.7	84%	$33,893.3	$17,334.8	96%

Costs, Expenses and Other

Materials and production (1)	4,191.4	1,430.3	*	13,955.9	4,118.0	*

Marketing and administrative (2)	3,217.9	1,725.5	86%	9,666.8	5,088.0	90%

Research and development (3)	2,296.4	1,254.0	83%	6,474.0	3,873.5	67%

Restructuring costs (4)	49.6	42.4	17%	863.6	144.1	*

Equity income from affiliates (5)	(236.4)	(688.2)	-66%	(416.8)	(1,861.2)	-78%

Other (income) expense, net (6)	1,108.3	(2,791.1)	*	995.6	(2,854.7)	*

Income Before Taxes	497.7	5,076.8	-90%	2,354.2	8,827.1	-73%

Taxes on Income	126.0	1,621.5		872.2	2,327.7

Net Income	371.7	3,455.3	-89%	1,482.0	6,499.4	-77%

Less: Net Income Attributable to Noncontrolling Interests	30.1	31.0		89.3	93.8

Net Income Attributable to Merck & Co., Inc.	$341.6	$3,424.3	-90%	$1,392.7	$6,405.6	-78%

Earnings per Common Share Assuming Dilution (7)	$0.11	$1.61	-93%	$0.44	$3.03	-85%

Average Shares Outstanding Assuming Dilution	3,101.6	2,113.7		3,123.3	2,110.6

Tax Rate (8)	25.3%	31.9%		37.1%	26.4%

*≥ 100%

(1)	The third quarter and first nine months of 2010 includes $1.4 billion and $5.4 billion, respectively, of expenses for the amortization of intangible assets and the amortization of purchase accounting adjustments to inventories recognized as a result of the merger. Also includes restructuring costs of $44 million and $27 million in the third quarter of 2010 and 2009, respectively, and $325 million and $96 million for the first nine months of 2010 and 2009, respectively, primarily related to accelerated depreciation.
(2)	The third quarter and the first nine months of 2010 includes restructuring costs of $130 million primarily related to accelerated depreciation. Also reflects merger-related costs of $64 million and $56 million in the third quarter of 2010 and 2009, respectively, and $218 million and $106 million in the first nine months of 2010 and 2009, respectively.
(3)	Includes restructuring costs of $163 million and $48 million in the third quarter of 2010 and 2009, respectively, and $313 million and $244 million in the first nine months of 2010 and 2009, respectively, primarily related to accelerated depreciation. In addition, expenses for the third quarter and the first nine months of 2010 include $189 million and $216 million, respectively, of in-process research and development (“IPR&D”) impairment charges.
(4)	Represents separation and other related costs associated with restructuring activities.
(5)	In 2010, equity income from affiliates no longer reflects any contribution from the Merck/Schering-Plough partnership, which is now wholly-owned by the company as a result of the merger, or from Merial Limited due to the sale of Merck’s interest in 2009.
(6)	The change in other (income) expense, net in the third quarter of 2010 is primarily due to a $2.8 billion gain recognized on the disposition of Merck’s interest in Merial Limited in 2009, a $950 million legal reserve recorded in 2010, as well as lower realized gains on the company’s investment portfolio in 2010. Other (income) expense, net reflects merger-related costs of $88 million in the third quarter of 2009.

The change in other (income) expense, net for the first nine months of 2010 is primarily the result of a $2.8 billion gain on the disposition of Merck’s interest in Merial Limited recognized in 2009. In addition, during the first nine months of 2010, the company recognized a $950 million legal reserve, higher interest expense and lower interest income largely attributable to the financing of the merger, lower realized gains on the company’s investment portfolio and higher exchange losses due to the Venezuelan currency devaluation. Partially offsetting these items was $443 million of income recognized upon AstraZeneca’s asset option exercise and income on the settlement of certain disputed royalties recorded in 2010. Other (income) expense, net reflects merger-related costs of $17 million and $151 million in the first nine months of 2010 and 2009, respectively.

(7)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate earnings per common share assuming dilution was $340.4 million and $3,412.6 million for the third quarter of 2010 and 2009, respectively, and was $1,387.4 million and $6,385.4 million for the first nine months of 2010 and 2009, respectively.
(8)	The effective tax rate of 25.3% for the third quarter of 2010 reflects the net unfavorable impact of approximately 3 percentage points resulting from the legal reserve, restructuring costs and purchase accounting adjustments, partially offset by a $380 million tax benefit from changes in a foreign entity’s tax rate that became effective in the third quarter, resulting in a reduction in deferred tax liabilities on product intangibles recorded in conjunction with the merger. The effective tax rate of 37.1% for the first nine months of 2010 reflects the net unfavorable impact of approximately 15 percentage points resulting from purchase accounting charges, the impact of a $146.5 million charge associated with a change in tax law that requires taxation of the prescription drug subsidy of the company’s retiree health benefit plans which was enacted in the first quarter of 2010 as part of U.S. health care reform legislation, as well as by the impact of AstraZeneca’s asset option exercise, restructuring charges and a legal reserve, partially offset by the favorable impact of the $380 million tax benefit noted above.

The effective tax rate of 31.9% for the third quarter of 2009 reflects a net unfavorable rate impact of approximately 5 percentage points reflecting the unfavorable rate impact of the gain on the sale of Merck’s interest in Merial, partially offset by the favorable impact of the closing of a tax exam. The effective tax rate of 26.4% for the first nine months of 2009 reflects a net unfavorable rate impact of approximately 1 percentage point reflecting the unfavorable impact of the gain on the sale of Merck’s interest in Merial, partially offset by the favorable impact of 2009 tax settlements, including the settlement reached with the Canada Revenue Agency in the first quarter of 2009, as well as the closing of a tax exam.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

THIRD QUARTER 2010

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Purchase Accounting (1)	Restructuring Costs (2)	Merger-Related Costs (3)	Certain Other Items (4)	Adjustment Subtotal		Non-GAAP
Sales	$11,124.9					$—		$11,124.9

Materials and production	4,191.4	1,350.8	44.4			1,395.2		2,796.2

Marketing and administrative	3,217.9		130.5	63.7		194.2		3,023.7

Research and development	2,296.4	189.5	162.8			352.3		1,944.1

Restructuring costs	49.6		49.6			49.6		—

Equity income from affiliates	(236.4)					—		(236.4)

Other (income) expense, net	1,108.3				950.0	950.0		158.3

Income Before Taxes	497.7	(1,540.3)	(387.3)	(63.7)	(950.0)	(2,941.3)		3,439.0

Taxes on Income	126.0					(638.3	)(5)	764.3

Net Income	371.7					(2,303.0)		2,674.7

Less: Net Income Attributable to Noncontrolling Interests	30.1					—		30.1

Net Income Attributable to Merck & Co., Inc.	$341.6					$(2,303.0)		$2,644.6

Earnings per Common Share Assuming Dilution	$0.11					$(0.74)		$0.85 (6)

Average Shares Outstanding Assuming Dilution	3,101.6							3,101.6

Tax Rate	25.3%							22.2%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)	Amounts included in materials and production costs reflect expenses for the amortization of intangible assets and the amortization of purchase accounting adjustments to inventories recognized as a result of the merger. Amounts included in research and development expense represent in-process research and development (“IPR&D”) impairment charges.
(2)	Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be sold or closed.
(3)	Merger-related costs include transaction and integration costs associated with the merger.
(4)	Included in other (income) expense, net is a $950 million legal reserve.
(5)	Includes a $380 million tax benefit from changes in a foreign entity’s tax rate, as well as the estimated tax impact on the reconciling items.
(6)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $2,634.5 million for the third quarter of 2010.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

NINE MONTHS ENDED SEPTEMBER 30, 2010

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Purchase Accounting (1)	Restructuring Costs (2)	Merger-Related Costs (3)	Certain Other Items (4)	Adjustment Subtotal		Non-GAAP
Sales	$33,893.3					$—		$33,893.3

Materials and production	13,955.9	5,360.0	325.5			5,685.5		8,270.4

Marketing and administrative	9,666.8		130.5	218.0		348.5		9,318.3

Research and development	6,474.0	216.2	312.7			528.9		5,945.1

Restructuring costs	863.6		863.6			863.6		—

Equity income from affiliates	(416.8)					—		(416.8)

Other (income) expense, net	995.6			17.1	507.0	524.1		471.5

Income Before Taxes	2,354.2	(5,576.2)	(1,632.3)	(235.1)	(507.0)	(7,950.6)		10,304.8

Taxes on Income	872.2					(1,383.7	)(5)	2,255.9

Net Income	1,482.0					(6,566.9)		8,048.9

Less: Net Income Attributable to Noncontrolling Interests	89.3					—		89.3

Net Income Attributable to Merck & Co., Inc.	$1,392.7					$(6,566.9)		$7,959.6

Earnings per Common Share Assuming Dilution	$0.44					$(2.10)		$2.54 (6)

Average Shares Outstanding Assuming Dilution	3,123.3							3,123.3

Tax Rate	37.1%							21.9%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)	Amounts included in materials and production costs reflect expenses for the amortization of intangible assets and the amortization of purchase accounting adjustments to inventories recognized as a result of the merger. Amounts included in research and development expense represent in-process research and development (“IPR&D”) impairment charges.
(2)	Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be sold or closed.
(3)	Merger-related costs include transaction and integration costs associated with the merger.
(4)	Included in other (income) expense, net is a $950 million legal reserve and a $443 million gain recognized upon AstraZeneca’s exercise of the asset option.
(5)	Includes a $380 million tax benefit from changes in a foreign entity’s tax rate, a charge of $146.5 million associated with a change in tax law that requires taxation of the prescription drug subsidy of the company’s retiree health benefit plans which was enacted in the first quarter of 2010 as part of U.S. health care reform legislation, as well as the estimated tax impact on the other reconciling items.
(6)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $7,927.0 million for the nine months ended September 30, 2010.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

THIRD QUARTER 2010

(AMOUNTS IN MILLIONS)

Table 3

The following Table reflects Supplemental Combined Non-GAAP sales for the prior year which were adjusted to reflect a full quarter of Merck and Schering-Plough combined results as if the merger closed as of January 1, 2009.

	GAAP 3Q10	GAAP 3Q09	Adjustment 3Q09	Supp. Comb. Non-GAAP 3Q09	% Change (3Q10 GAAP vs Supp. Comb. Non-GAAP 3Q09)
TOTAL SALES (1)	$11,125	$6,050	$5,481	$11,531	-4

HUMAN HEALTH (2)	9,660	5,676	4,425	10,101	-4

Bone, Resp., Imm., & Dermatology
Singulair	1,215	1,085		1,085	12
Remicade	661		608	608	9
Nasonex	259		266	266	-3
Fosamax	220	276		276	-20
Clarinex	137		164	164	-17
Arcoxia	94	90		90	3
Asmanex	48		53	53	-9
Proventil	43		59	59	-27

Cardiovascular
Zetia	571	1	562	563	1
Vytorin	485	20	505	525	-8
Integrilin	63		74	74	-15

Diabetes & Obesity
Januvia	600	491		491	22
Janumet	247	173		173	43

Infectious Disease
Isentress	278	197		197	41
PegIntron	168		198	198	-15
Primaxin	135	168		168	-20
Cancidas	135	155		155	-13
Invanz	91	73		73	25
Avelox	59		70	70	-15
Rebetol	55		64	64	-14
Crixivan / Stocrin	49	49		49	-2

Diversified Brands
Cozaar / Hyzaar	423	861		861	-51
Zocor	114	141		141	-19
Propecia	109	109		109	—
Claritin Rx	81		95	95	-14
Vasotec / Vaseretic	69	73		73	-4
Proscar	58	67		67	-14
Remeron	50		74	74	-32

Neurosciences & Ophthalmology
Maxalt	133	144		144	-8
Cosopt / Trusopt	114	123		123	-7
Subutex / Suboxone	7		53	53	-88

Oncology
Temodar	254		278	278	-9
Emend	91	82		82	11
Caelyx	70		67	67	4
Intron A	50		56	56	-10

Vaccines
ProQuad, M-M-R II and Varivax	434	462		462	-6
Gardasil	316	311		311	2
RotaTeq	119	127		127	-7
Pneumovax	110	130		130	-15
Zostavax	23	84		84	-73

Women’s Health & Endocrine
NuvaRing	134		131	131	2
Follistim / Puregon	119		122	122	-2
Implanon	64		45	45	41
Cerazette	56		49	49	14

Other Human Health (3)	1,049	182	834	1,016	3

ANIMAL HEALTH	687		664	664	3

CONSUMER CARE (2)	291		283	283	3
Claritin OTC	92		85	85	8

Other Revenues (4)	487	374	109	483	1
Astra	345	340		340	2
(1)	Only select products are shown.
(2)	Human Health includes worldwide prescription pharmaceutical sales and consumer product sales excluding the US and Canada. Consumer Care includes US and Canada consumer product sales.
(3)	Includes Human Health products not individually shown above. Other vaccines sales included in Other Human Health were $94 million and $53 million for third quarter 2010 and 2009, respectively.
(4)	Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.

Note: The Company is providing Supplemental Combined Non-GAAP sales to reflect the revenues of the company’s product sales on a comparable basis to periods prior to the merger. Merck has defined Supplemental Combined Non-GAAP sales as GAAP sales adjusted to reflect a full quarter of Merck and Schering-Plough performance as if the merger closed at the beginning of the periods indicated in this table. This supplemental information is provided to enhance investors’ understanding of the company’s sales performance. This information should be considered in addition to, but not in lieu of, sales reported in accordance with GAAP.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

SEPTEMBER YEAR-TO-DATE 2010

(AMOUNTS IN MILLIONS)

Table 3a

The following Table reflects Supplemental Combined Non-GAAP sales for the prior year which were adjusted to reflect the period of Merck and Schering-Plough combined results as if the merger closed as of January 1, 2009.

	GAAP Sep YTD 10	GAAP Sep YTD 09	Adjustment Sep YTD 09	Supp. Comb. Non-GAAP Sep YTD 09	% Change (Sep YTD 10 GAAP vs Supp. Comb. Non- GAAP Sep YTD 09)
TOTAL SALES (1)	$33,893	$17,335	$16,413	$33,748	—

HUMAN HEALTH (2)	29,230	16,165	13,129	29,293	—

Bone, Resp., Imm., & Dermatology
Singulair	3,638	3,400		3,400	7
Remicade	2,004		1,691	1,691	18
Nasonex	917		893	893	3
Fosamax	692	815		815	-15
Clarinex	513		564	564	-9
Arcoxia	284	260		260	9
Asmanex	155		156	156	-1
Proventil	155		169	169	-8

Cardiovascular
Zetia	1,668	4	1,625	1,629	2
Vytorin	1,452	57	1,478	1,535	-5
Integrilin	203		223	223	-9

Diabetes & Obesity
Januvia	1,710	1,364		1,364	25
Janumet	666	456		456	46

Infectious Disease
Isentress	777	518		518	50
PegIntron	539		629	629	-14
Primaxin	452	493		493	-8
Cancidas	437	442		442	-1
Invanz	249	205		205	21
Avelox	224		250	250	-10
Rebetol	166		197	197	-16
Crixivan / Stocrin	148	154		154	-4

Diversified Brands
Cozaar / Hyzaar	1,690	2,606		2,606	-35
Zocor	347	419		419	-17
Propecia	322	318		318	1
Claritin Rx	298		323	323	-8
Vasotec / Vaseretic	191	226		226	-15
Proscar	172	219		219	-21
Remeron	160		174	174	-8

Neurosciences & Ophthalmology
Maxalt	401	418		418	-4
Cosopt / Trusopt	353	370		370	-5
Subutex / Suboxone	110		155	155	-29

Oncology
Temodar	799		781	781	2
Emend	268	228		228	18
Caelyx	209		195	195	7
Intron A	155		177	177	-12

Vaccines
ProQuad, M-M-R II and Varivax	1,093	1,036		1,036	6
Gardasil	768	841		841	-9
RotaTeq	350	387		387	-10
Pneumovax	220	218		218	1
Zostavax	136	202		202	-32

Women’s Health & Endocrine
NuvaRing	414		375	375	10
Follistim / Puregon	389		397	397	-2
Implanon	165		126	126	31
Cerazette	160		134	134	19

Other Human Health (3)	3,009	510	2,416	2,926	3

ANIMAL HEALTH	2,126		1,957	1,957	9

CONSUMER CARE (2)	1,091		1,048	1,048	4
Claritin OTC	334		342	342	-2

Other Revenues (4)	1,446	1,170	280	1,450	—
Astra	950	1,082		1,082	-12
(1)	Only select products are shown.
(2)	Human Health includes worldwide prescription pharmaceutical sales and consumer product sales excluding the US and Canada. Consumer Care includes US and Canada consumer product sales.
(3)

Includes Human Health products not individually shown above. Other vaccines sales included in Other Human Health were $207 million and $137 million for the first nine months of 2010 and 2009, respectively.

(4)	Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.

Note: The Company is providing Supplemental Combined Non-GAAP sales to reflect the revenues of the company’s product sales on a comparable basis to periods prior to the merger. Merck has defined Supplemental Combined Non-GAAP sales as GAAP sales adjusted to reflect a full quarter of Merck and Schering-Plough performance as if the merger closed at the beginning of the periods indicated in this table. This supplemental information is provided to enhance investors’ understanding of the company’s sales performance. This information should be considered in addition to, but not in lieu of, sales reported in accordance with GAAP.